As filed with the Securities and Exchange Commission on May 29, 1996

                          Registration No. 333- _______________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC  20549

                            FORM S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

             American States Financial Corporation
     (Exact name of Registrant as specified in its charter)

                 Indiana                             Applied for
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

                     500 N. Meridian Street
                  Indianapolis, Indiana 46204
                         (317) 262-6262

             American States Financial Corporation
                  Stock Option Incentive Plan
                    (Full title of the plan)

                      Thomas M. Ober, Esq.
         Vice President, Secretary and General Counsel
                     500 N. Meridian Street
                  Indianapolis, Indiana 46204
                         (317) 262-6262
(Name, address and telephone number, including area code, of agent for service)

                   Calculation of Registration Fee

Title of Securities  Amount to be  Proposed          Proposed           Amount of
to be registered     registered    maximum offering  maximum aggregate  registration
                                   price per unit*   offering price*    fee
Common Stock          Maximum
Stock Units           Total of
Restricted Shares of  1,000,000    $23.00            $23,000,000.00     $7,932.00
Common Stock          Shares, Units
Stock Appreciation    and Rights
Rights



* Included solely for the purpose of calculating the registration fee. Such estimate has been calculated based on the initial per share offering price of the Company's stock, which stock was first offered to the public on May 22, 1996. Pursuant to Rule 457(i), the fee is calculated based upon the Stock Units, Restricted Shares, and Stock Appreciation Rights, which derive their value from the value of that shares of Common Stock.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X] In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

                            PART II
       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     Item 3:  Incorporation of Documents by Reference.

     The Registrant, American States Financial Corporation
("ASFC"), and the American States Financial Corporation Stock
Option Incentive Plan (the "Plan") incorporate herein by reference the documents listed below:

     (a) The prospectus dated May 22, 1996, filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, relating to the offer and sale by ASFC of 10,000,000 shares of ASFC common stock, no par value, which prospectus was filed with the Securities and Exchange Commission on May 23, 1996.

     (b) The description of ASFC Common Stock contained in Form 8-A filed by LNC pursuant to Section 12 of the 1934 Act on May 17, 1996, including any amendments or reports filed for the purpose of updating that description.

     In addition, all documents subsequently filed by ASFC and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. The Registrant will deliver without charge, upon written or oral request, a copy of any and all information that is incorporated herein by reference. Such request should be made to Plan Administrator, c/o Human Resources Department, American States Financial Corporation, 500 N. Meridian Street, Indianapolis, Indiana 46204, Telephone: (317) 262-6262.


     Item 4:  Description of Securities.

     The securities being registered include stock units reflecting the value of ASFC Common Stock ("Stock Units"), Restricted Shares of ASFC Common Stock ("Restricted Shares"), Stock Appreciation Rights ("SARs") and actual shares of ASFC Common Stock issuable upon the conversion of Stock Options, Incentive Awards, SARs, Stock Units and Restricted Shares, as provided in the Plan. Stock Units are bookkeeping entries which exactly "mirror" the performance (dividends and appreciation/deprecation) in ASFC Common Stock. However, Stock Units have none of the voting, liquidation, preemption, dividend or other rights associated with shares of ASFC Common Stock. Neither the right to receive Stock Units nor the Stock Units themselves are assignable or transferable to any third party.

     Restricted Shares are identical to shares of ASFC Common Stock, except that (i) no dividends are payable upon such Restricted Shares (although dividend equivalent payments are credited to the participant, as described in the Plan), (ii) Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, and (iii) Restricted Shares are subject to forfeiture in certain circumstances, as described in the Plan.

     SARs are rights to surrender all or a portion of a Stock Option and receive, in exchange, payment of an amount no greater than the excess of the value of one or more shares of ASFC Common Stock over the value of the Stock Option Share on the date the Stock Option was granted.

     The terms of the Stock Units, Restricted Shares and SARs may be modified by ASFC's Board; however, except as otherwise determined by the Board and to the extent stockholder approval is required in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, no such amendment shall become effective without the approval of ASFC's stockholders.

     The actual shares of ASFC's Common Stock are registered under Section 12 of the Securities and Exchange Act.


     Item 5:  Interests of Named Experts and Counsel.

     The legality of the securities to be issued pursuant to the Plan will be passed upon for ASFC by Thomas M. Ober, Esq. Mr. Ober is employed by ASFC as its Vice President, Secretary and General Counsel. Mr. Ober owns shares of ASFC Common Stock.

     Item 6:  Indemnification of Directors and Officers.

     Consistent with Indiana law, Article VIII of the by-laws of ASFC provides for the indemnification of its officers, directors, employees and agents against reasonable expenses that may be incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties, except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to ASFC. ASFC may reimburse such officers, directors, employees and agents for reasonable costs of settlement of any such action, suit or proceeding. In the case of directors, a determination as to whether indemnification or reimbursement is proper shall be made by a majority of the disinterested directors or by written opinion from independent legal counsel. In the case of individuals who are not directors, any such determination shall be made by the Chief Executive Officer of ASFC or, if he so directs, in the manner in which it would be made if the relevant individual were a director of the corporation.


     Item 7:  Exemption from Registration Claimed.

     Not Applicable

     Item 8: Exhibits.

     See Exhibit Index.

     Item 9:  Undertakings.

     (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by
                    section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or
                    events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii)  To include any material information
                         with respect to the plan of
                         distribution not previously disclosed
                         in the Registration Statement or any
                         material change to such information
                         in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to
               Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        POWERS OF ATTORNEY

     LET IT BE KNOWN that each officer or director of American
States Financial Corporation whose signature appears in paragraph (b) under "SIGNATURES" below appoints William J.
Lawson and Thomas M. Ober, jointly and severally, his/her attorneys-in-fact, with power of substitution, for him/her in all capacities, to sign amendments and post-effective amendments to the Registration Statement of the American
States Financial Corporation Stock Option Incentive Plan, and to file such amendments with exhibits with the Securities and Exchange Commission, hereby ratifying all that each attorney-in-fact may do or cause to be done by virtue of this power.


                           SIGNATURES


     (a) THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on the 2nd day of May, 1996.

                    AMERICAN STATES FINANCIAL CORPORATION

                    By:/S/WILLIAM J. LAWSON
                        William J. Lawson
                        President and Chief Operating Officer


     (b) Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                TITLE                    DATE


/S/F. CEDRIC MCCURLEY    Chairman of the Board      5/2/96
F. Cedric McCurley       and Chief Executive
                         Officer (Principal
                         Executive Officer and
                         Director)

/S/WILLIAM J. LAWSON     President and Chief        5/2/96
William J. Lawson        Operating Officer
                         (Director)

/S/TODD R. STEPHENSON    Senior Vice President, Treasurer,    5/2/96
Todd R. Stephenson       and Chief Financial Officer
                         (Principal Financial and Accounting
                         Officer)

/S/ROBERT A. ANKER       Director                5/2/96
Robert A. Anker

/S/EDWIN J. GOSS         Director                5/2/96
Edwin J. Goss

/S/STEPHEN J. PARIS      Director                5/2/96
Stephen J. Paris

/S/PAULA M. PARKER-SAWYERS  Director             5/2/96
Paula M. Parker-Sawyers

/S/WILLIAM E. PIKE          Director             5/2/96
William E. Pike

/S/GABRIEL L. SHAHEEN       Director            5/2/96
Gabriel L. Shaheen

/S/MILTON O. THOMPSON       Director            5/2/96
Milton O. Thompson



                           SIGNATURES

     THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Members of the ASFC Compensation Committee have duly caused this Registration Statement to be signed on the Committee's behalf by the undersigned, thereunto duly authorized in the City of Fort Wayne, State of Indiana, on the 2nd day of May, 1996.


                    AMERICAN STATES FINANCIAL CORPORATION
                    STOCK OPTION INCENTIVE PLAN

                    By:   /S/WILLIAM E. PIKE
                          William E. Pike, Chairman,
                          ASFC Compensation Committee

                          EXHIBIT INDEX

Exhibit Number                     Exhibit Name

     4 *                      American States Financial Corporation Stock
                              Option Incentive Plan

     5                        Opinion re legality

     15                       Omitted -- Not applicable

     23                       (a)  Consent of Ernst & Young
                              (b)  Consent of Counsel -- See Exhibit 5.

     24 Powers of Attorney -- These documents form part of the Signature Pages.

     27                       Omitted -- Not applicable

     28                       Omitted -- Not applicable



* The copy of this exhibit filed as exhibit number 10.3 to ASFC's Registration Statement on Form S-1 (Registration No. 333-2434) is incorporated herein by reference.